Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com

July 30, 2024

Avery Dennison Corporation
8080 Norton Parkway
Mentor, Ohio 44060

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avery Dennison Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, in connection with the registration of an additional $30,000,000 of deferred compensation obligations of the Company (the “Obligations”) to be offered under the 2005 Avery Dennison Corporation Executive Variable Deferred Retirement Plan, as amended and restated (the “Plan”).

This Opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended and as in effect on the date hereof, the Company’s Amended and Restated Bylaws as in effect on the date hereof (the “Bylaws”), the Plan, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Obligations, the Plan or the Registration Statement.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

-2-